EXHIBIT NO  10JJ

OFFER LETTER BETWEEN MICRO COMPONENT TECHNOLOGY, INC AND CHRISTOPHER BUCKLEY

August 16, 2004

Mr. Chris Buckley
No. 4 Hindhede Place
Singapore   587854

Dear Chris:

We are very pleased to offer you the position of Senior Vice President of Worldwide Sales for MCT.  In this role you will be reporting to Roger Gower, President & CEO. You will be assigned to the MCT Asia Office in Singapore

Your starting base pay will be $175,000 per year, payable at a semi-monthly rate of US$14,583.33.  You will accrue vacation at a rate of 4 weeks per year. You will be granted options to purchase 175,000 shares of MCT stock, which were approved by the Board of Directors at their regular meeting on August 12, 2004.  Option price is the closing market price of MCT stock on August 16, 2004.  The Options vest at a rate of 25% per year, beginning on the first anniverary date from the date of grant, as noted in the option agreement attached.

In your first year of employment you will earn commissions of 0.30% of MCT’s total annual reported revenue. Commission will be paid quarterly.  Target incentive will be approximately  $50,000 per year based on annual revenues of 16M for the first year of employment .  You will also be eligible for 9 months of base pay in a situation of “Change of Control” in which your position is obsoleted or significantly reduced in scope and responsibility. In addition, during your first 12 months of employment, if due to conditions beyond your control, your position is obsolted or significantly reduced in scope and responsibility you would also be eligible for 9 months of base pay.

You will also receive the same benefits available to all MCT Singapore employees, including the option to participate in medical, life and disability insurance plans..  You will be given an annual performance and wage review, commencing July 1, 2005.

Your employment with MCT will begin on August 25, 2004.  To show acceptance of this offer, we request you sign this offer letter, and the attached MCT Employee Agreements and return them to us.

Your employment with MCT will be at-will, which means that it can be terminated by either you or MCT at any time for any reason.  Nothing contained in this letter or the MCT Employee Agreement alters your status as an at-will employee.

We are confident that your association with MCT will prove to be challenging and rewarding, and we look forward to having you join our team.

If you have any questions, please contact us.

Sincerely,

Roger Gower President & CEO		Kathy Dimmick Human Resources Manager

Accepted:

Name:	/s/ Christopher Buckley	Date: August 23, 2004